CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 192 to Registration Statement No. 2-67052 on Form N-1A of our reports dated May 30, 2006 relating to the financial statements and financial highlights of Austin Global Equity Fund, Merk Hard Currency Fund, Payson Value Fund, Payson Total Return Fund, Shaker Fund and Absolute Strategies Fund, each a series of Forum Funds, appearing in the Annual Reports on Form N-CSR of Forum Funds Trust for the period ended March 31, 2006, and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, each of which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 31, 2006